News Release

Contact:	Jack R. Callison, Jr.
800-982-9293 • 303-708-5959

Archstone-Smith Increases 2004 Earnings Guidance

DENVER — September 29, 2004 — Archstone-Smith (NYSE:ASN) today announced the company is increasing its 2004 earnings guidance as a result of improved operating performance and significant gains from dispositions from Archstone-Smith and Ameriton Properties, Inc. — the company’s wholly owned subsidiary that utilizes Archstone-Smith’s development, acquisition and operating expertise to capitalize on short-term real estate investment opportunities. The revised guidance is as follows:

	Third Quarter 2004	Full Year 2004
Earnings Per Share (“EPS”):(1)	$0.68 -- $0.70	$1.85 -- $1.95
Funds from Operations with Gains/Losses Per Share:(1)	$0.77 -- $0.79	$2.52 -- $2.62
Funds from Operations (“FFO”) Per Share:(1)	$0.56 -- $0.58	$1.96 -- $2.01

(1) A reconciliation of FFO with Gains/Losses and FFO per share to GAAP net earnings on a year-to-date and quarter-to-date basis will be provided in Archstone-Smith’s third quarter press release supplement scheduled for release on November 3, 2004.

During the third quarter of 2004, Archstone-Smith completed the sale of $591 million of non-core assets — many to condominium converters at very attractive capitalization rates — representing 4,871 units. Including these dispositions, Archstone-Smith has sold $790 million of assets year-to-date in 2004, which produced gross gains of approximately $102 million, GAAP gains of $155 million, and an average unleveraged internal rate of return (IRR) of approximately 10.3%.

“The transactions underscore the significant embedded value in the Archstone-Smith’s irreplaceable portfolio,” said R. Scot Sellers, chairman and chief executive officer. “We believe the market does not fully understand that the unique quality of our assets and locations produce private market values that are well in excess of any Wall Street analysts’ estimate of net asset value per share for Archstone-Smith today.”

Also during the third quarter of 2004, Ameriton completed the sale of $211 million of assets it developed for sale to institutional buyers, representing 1,494 units. In addition, Ameriton completed the sale of $93 million of assets, representing 566 units, that it previously acquired for re-sale after completion of minor repositioning. The weighted average unleveraged pre-tax IRR on the $304 million of Ameriton sales was approximately 22%. The company’s previous guidance for 2004 Ameriton gains on dispositions was $0.14 — $0.16 per share and is now increased to $0.23 to $0.25 per share for 2004. Additional detail on Ameriton’s transaction activity is provided in the attached Schedule 1.

In addition to the dispositions that closed in the third quarter 2004, Ameriton has an incremental $170 million of anticipated sales under contract with non-refundable earnest money deposits from buyers, which are scheduled to close in 2005. These transactions are expected to contribute approximately $0.07 per share to the company’s 2005 earnings and FFO.

—more—

Archstone-Smith Increases 2004 Guidance

“These transactions demonstrate the significant value of the Ameriton franchise to our shareholders,” said Mr. Sellers. “Ameriton has contributed approximately $94 million of after-tax gains to Archstone-Smith’s FFO since 2000 and we are pleased with the impressive track record we have established over the years. We believe we are the only public apartment company pursuing this business on a nationwide basis in a vehicle that is owned 100% by our shareholders.”

Archstone-Smith’s increased 2004 guidance contemplates the dilutive impact of holding cash from its disposition activity. Currently, the company has approximately $260 million in cash, including cash on hand and cash held in tax-deferred exchange accounts. The revised 2004 guidance also includes the company’s preliminary assessment of the recent hurricanes and tropical storm damages sustained at its Florida communities, which it estimates to be $0.02 to $0.03 per share. This guidance does not include the insurance recoveries the company expects to receive as such amounts are not yet quantifiable.

Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. With a current total market capitalization of $11.0 billion, Archstone-Smith owns and operates an irreplaceable portfolio of high-rise and garden apartment communities concentrated in many of the most desirable neighborhoods in the greater Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, Chicago, Boston, Southeast Florida, Seattle and the greater New York City metropolitan area. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide peace of mind for its customers — backed by unconditional service guarantees. As of August 31, 2004, Archstone-Smith owned or had an ownership position in 240 communities, representing 82,892 units, including communities under construction.

Archstone-Smith is recognized as one of America’s Most Admired Companies for 2004 by Fortune Magazine and ranks 956 on the Forbes 2000 List, the magazine’s comprehensive ranking of the world’s largest companies, for 2004. In addition, the company was recognized as 2004’s Top Real Estate Company in Colorado by Colorado Biz Magazine. To find out more, visit ArchstoneSmith.com.

###

Archstone-Smith’s press releases are available on the company’s web site at ArchstoneSmith.com or by calling (800) 982-9293.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management’s beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See “Risk Factors” in Archstone-Smith’s 2003 Annual Report on Form 10-K for factors which could affect Archstone-Smith’s future financial performance.

SCHEDULE 1
Third Quarter 2004 Ameriton Dispositions

Development Communities	Market	Units
Desert Club	Scottsdale, Ariz.	497
Camarillo	Camarillo, Calif.	165
Spicket Commons	Methuen, Mass.	164
Westchester at Briarcliff	Atlanta, Ga.	270
Westchester at Dunwoody	Dunwoody, Ga.	398

Acquisition Communities	Market	Units
Jefferson Park	Falls Church, Va.	222
Enclave at Miramar	Miramar, Fla.	344